As filed with the Securities and Exchange Commission on August 17, 2020

Registration No. 333-207641

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Franklin Financial Network, Inc.

(FB Financial Corporation as successor by merger to Franklin Financial Network, Inc.)

(Exact name of Registrant as specified in its charter)

Tennessee	20-8839445
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

722 Columbia Avenue

Franklin, Tennessee 37064

(615) 236-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Franklin Financial Network, Inc. 2007 Omnibus Equity Incentive Plan, as amended

(Full title of the plan)

c/o FB Financial Corporation

Christopher T. Holmes

President and Chief Executive Officer

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

(615) 564-1212

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Beth W. Sims

General Counsel and Corporate Secretary

FB Financial Corporation

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

(615) 564-1212

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) amends the Registration Statement on Form S-8, File No. 333-207641 (the “Registration Statement”), of Franklin Financial Network, Inc. (the “Company”), which was originally filed with the Securities and Exchange Commission on October 28, 2015, and that registered 4,000,000 shares of common stock, no par value per share, of the Company issuable under the Franklin Financial Network, Inc. 2007 Omnibus Equity Incentive Plan.

Effective August 15, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 21, 2020, by and among the Company, FB Financial Corporation, a Tennessee corporation (“FB Financial”), and Paisley Acquisition Corporation, a Tennessee corporation and a direct, wholly-owned subsidiary of FB Financial (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Immediately following the Merger, the Company merged with and into FB Financial, with FB Financial continuing as the surviving entity (together with the Merger, the “Transaction”).

As a result of the Transaction, the Company has terminated any and all offerings of the securities pursuant to the Registration Statement. Accordingly, FB Financial, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof, in accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, FB Financial Corporation, as successor by merger to Franklin Financial Network, Inc., certifies that it has reasonable grounds to believe that Franklin Financial Network, Inc. meets all of the requirements for filing on Form S-8 and that FB Financial Corporation has duly caused this Post-Effective Amendment to the Registration Statement to be signed on Franklin Financial Network, Inc.’s behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on August 17, 2020.

FB FINANCIAL CORPORATION,
as successor by merger to Franklin Financial Network, Inc.

By:	/s/ Michael Mettee
Michael Mettee
Interim Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

3